Exhibit 99.1

Independent Auditors’ Report

Board of Director and Shareholder

Project Planning, Incorporated

Andover, MA

We have audited the accompanying balance sheet of Project Planning, Incorporated as of December 31, 2006 and the related statements of income, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Project Planning, Incorporated at December 31, 2006, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP

Costa Mesa, California

April 12, 2007

PROJECT PLANNING, INCORPORATED

BALANCE SHEET

AS OF DECEMBER 31, 2006

(in thousands, except share data)

ASSETS

Current assets:
Cash	$51
Accounts receivable	2,225
Total current assets	2,276
Fixed assets, net	41
Other assets
Cash surrender value of life insurance policy	100
Total Assets	$2,417

LIABILITIES AND STOCKHOLDER’S EQUITY

Current liabilities:
Accounts payable	$119
Accrued compensation and related benefits	82
Accrued profit sharing	185
Deferred compensation	113
Total liabilities	499

Commitments, contingencies and subsequent events

Stockholder’s equity:
Common stock, no par value; 20,000 shares authorized; 55 shares issued and outstanding at December 31, 2006	157
Retained earnings	1,761
Total stockholder’s equity	1,918
Total Liabilities and Stockholder’s Equity	$2,417

See accompanying notes to financial statements.

PROJECT PLANNING, INCORPORATED

STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2006

(in thousands)

Revenue	$7,521
Cost of revenue	4,513
Gross margin	3,008

Selling, general and administrative expenses	681
Operating income	2,327

Interest income	(1)
Income before income taxes	2,328

Income tax expense	—

Net income	$2,328

See accompanying notes to financial statements.

PROJECT PLANNING INCORPORATED

STATEMENTS OF STOCKHOLDER’S EQUITY

(in thousands, except for common shares)

	Common Stock		Accumulated	Total Stockholder’s
	Shares	Amount	Earnings	Equity
Balances at December 31, 2005	55	$157	$563	$720

Net distributions to shareholder	—	—	(1,130)	(1,130)
Net income	—	—	2,328	2,328

Balances at December 31, 2006	55	$157	$1,761	$1,918

See accompanying notes to financial statements.

PROJECT PLANNING, INCORPORATED

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2006

(in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,328
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	33
Changes in operating assets and liabilities:
Accounts receivable	(1,146)
Other assets	10
Accounts payable	(20)
Accrued compensation and related benefits	(40)
Net cash provided by operating activities	1,165

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	(48)
Net cash used in investing activities	(48)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash contributions from shareholder	620
Cash distributions to shareholder	(1,750)
Net cash used in financing activities	(1,130)

Net decrease in cash	(13)
Cash and cash equivalents at beginning of year	64
Cash and cash equivalents at end of year	$51

See accompanying notes to financial statements.

PROJECT PLANNING INCORPORATED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2006

Note 1.  Description of Business and Summary of Significant Accounting Policies

Description of Business.  Project Planning, Incorporated (“PPI”) was incorporated in Massachusetts in August 1992.  PPI is a provider of consulting, education, implementation and support services for enterprise project management solutions. As a Microsoft Solutions Provider, PPI teams with Microsoft to provide comprehensive project management solutions based upon Microsoft Project and the supporting Microsoft technology.

Basis of Presentation.  The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could materially differ from those estimates. Estimates made in preparing the financial statements include the allowance for doubtful accounts.

Revenue Recognition.  The Company recognizes revenue from services rendered when the following four revenue recognition criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectibility is reasonably assured.  The majority of the Company’s services are provided under “time and expenses” billing arrangements and revenue is recognized on the basis of hours utilized, and other reimbursable contract costs incurred during the period.  Revenue is directly related to the total number of hours billed to clients and the associated hourly billing rates.

Concentrations of Credit Risk and Major Customers.  Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable.  The Company’s accounts receivable are derived from revenue earned from customers in the United States.  The majority of the Company’s receivables are from large companies in the aerospace and defense industries.  The Company controls credit risk through credit approvals and monitoring procedures and, generally, does not require collateral or other security to support financial instruments subject to credit risk.  Management must make estimates regarding the collection of its accounts receivable. Management specifically analyzes accounts receivable and analyzes historical bad debts, customer concentrations, customer credit-worthiness, current economic trends, and changes in its customer payment terms when evaluating the adequacy of the allowance for doubtful accounts.  Credit losses have historically been within management’s expectations.  Included in accounts receivable at December 31, 2006 is $182,000 of unbilled receivables related to earned revenues for which invoices have not yet been sent to clients.

One customer, The Raytheon Company, represented 73% of the Company’s revenue for the year ended December 31, 2006 and 78% of the accounts receivable balance at December 31, 2006.

Long-Lived Assets.  Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.  The Company does not perform a periodic assessment of assets for impairment in the absence of such information or indicators.  Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable.  For long-lived assets to be held and used, the Company measures fair value based on quoted market prices or based on discounted estimates of future cash flows.  Long-lived assets to be disposed of are carried at fair value less costs of sale.

Fixed Assets.  Fixed assets are stated at cost less accumulated depreciation, and are depreciated on a straight-line basis over the estimated useful lives of the assets, generally three years.

Income Taxes.  The Company is a Massachusetts S-Corporation and pays no federal income tax.  The accompanying financial statements provide a provision for state income taxes.   The Company uses the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109 “Accounting for Income Taxes.”  Deferred income taxes are recognized based on the differences between financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the current tax payable for the period and the change during the period in deferred tax assets and liabilities.

Note 2.  Fixed Assets

A summary of fixed assets follows at December 31:

(in thousands)	2006
Computer equipment	$121
Less accumulated depreciation	(80)
$41

Depreciation expense was $33,000 in 2006 and is included in selling, general and administrative expenses.

Note 3.  Employee Benefit Plans

Split Dollar Life Insurance Policy.  The Company maintains a $500,000 split dollar life insurance policy for an employee.  Under terms of the agreement the Company is the owner of the policy and pays annual premiums of $20,000.  Upon death of the insured the Company is to be reimbursed for the lower of premiums paid or the policy’s cash surrender value.  Such agreement terminates upon the employee’s termination of employment or the Company’s failure to pay premiums.  Upon the agreement’s termination the insured is to receive the greater of the policy’s cash surrender value or the unreimbursed paid premiums.  As of December 31, 2006, the premiums paid aggregate $100,000 and the liability to beneficiary or estate is $113,000, which is classified as a current liability.

Defined Benefit Pension Plan.  The Company has a defined benefit pension plan effective as of January 1, 2005 covering substantially all of its employees. The benefits are based on years of service and the employee’s compensation, as defined in the plan agreement. The Company’s funding policy is to contribute annually at least the minimum actuarially calculated plan contribution in order to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code.  Contributions are intended to provide for benefits attributed to prior services and for those expected to be earned in the future.  The Company made cash contributions of $177,015 for its defined benefit pension plan for the year ended December 31, 2006. The Company expects to contribute approximately $70,783 to the Plan during 2007.  This Plan was terminated on February 9, 2007.

The following presents the actuarial present value of benefit obligations and the plan’s funding status as of December 31, 2006 as calculated under guidelines outlined in SFAS No. 132, “Employers’ Disclosures about Pension and Other Postretirement Benefits.”

As of December 31,	2006

Accumulated benefit obligation	$(196,841)

Projected benefit obligation for service rendered to date	$(254,014)
Plan assets at fair value	185,090

Plan projected benefit obligation in excess of assets	(68,924)
Unrecognized net loss	—
Prior service costs not yet recognized	(1,949)
Unrecognized net asset	—

Defined liability benefit pension	$(70,873)

Net periodic pension cost for the years ended December 31, 2006 included the following components:

For the years ended December 31,	2006

Service cost	$84,543
Interest cost	—
Expected return on assets	—
Net loss recognition	—
Prior service cost amortization	(13,670)
Transition asset recognition	—

Net periodic pension cost	$70,873

Profit Sharing Plan.  The Company has a profit sharing plan effective as of January 1, 2005 covering substantially all of its employees. The Company’s funding policy is to contribute annually a percentage of the profits earned by the Company, as determined by the President after year-end, into each individual employee designated investment fund.  The Company made cash contributions of $130,574 for its profit sharing plan for the year ended December 31, 2006. The Company expects to contribute approximately $184,875 to the plan during 2007.  This plan was terminated on February 9, 2007.

Note 4.  Stockholder’s Equity

In 2006, the shareholder of PPI had net distributions of $1.1 million.   The Company has authorized 20,000 shares of common stock.

Note 5.  Commitments and Contingencies

Commitments

Leases.  The Company currently leases office facilities under non-cancelable operating leases, which include escalation clauses.  Rental expense under operating lease agreements for 2006 was $30,400.  Future minimum lease payments are as follows for the years ending December 31:

(in thousands)	Continuing Operations
2007	$38
2008	39
2009	34
$111

Contingencies

From time to time, the Company may be involved in legal proceedings and claims that arise in the ordinary course of business.  The Company is currently unaware of any legal proceedings or claims against it that management believes will have, individually or in the aggregate, a materially adverse effect on its business, financial condition, or operating results.

Note 6.  Subsequent Events

On February 9, 2007, the Company was acquired by publicly held SM&A, a provider of Competition Management (business capture and proposal development) services, and a provider of Program Services (post-award risk mitigation and profit maximizing) services.  Under the terms on the agreement with PPI, SM&A acquired all of PPI for cash and common shares.  On February 9, 2007, the Board of Directors of SM&A unanimously approved the terms of the transaction.

The Stock Purchase Agreement by and among PPI, Richard Bowe, its Shareholder, and SM&A, effective January 30, 2007, is subject to customary closing conditions, including the continued employment of key personnel and the absence of a material adverse change in PPI’s business.  At closing on February 9, 2007, SM&A paid total consideration valued at approximately $5.5 million, consisting of cash of $3.5 million and 333,333 shares of the Company stock, and could pay up to an additional $9.5 million over a three year period upon satisfaction of certain revenue goals for SM&A’s Project Planning division.  Richard Bowe and other key personnel provided SM&A with covenants not to compete.  SM&A was indemnified by the seller for breaches of representations, warranties and covenants, subject to certain limitations more fully set forth in the Stock Purchase Agreement.

At closing, Richard Bowe, the President of PPI, entered into an employment agreement with SM&A and became President of SM&A’s Project Planning division, which will deploy resources from both the acquired business and SM&A’s current base of associates.